Exhibit 4.2
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-8 (File No. 333-129218) filed with the United States Securities and Exchange Commission, as amended on December 15, 2005, January 20, 2006, February 28, 2006, May 31, 2006, June 30, 2006, July 14, 2006 and on or about July 17, 2006, and the Registration Statement on Form F-8 (File No. 333-135786) filed with the SEC, as amended on or about July 17, 2006, to the incorporation by reference therein of our report dated February 28, 2006 relating to the consolidated financial statements, and the financial statement schedule of Inco Limited as at December 31, 2005, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as at December 31, 2005 which appears on page 143 of Inco Limited’s Annual Report on Form 10-K for the year ended December 31, 2005.
/s/  PricewaterhouseCoopers LLP
Chartered Accountants
Toronto, Ontario
July 17, 2006
PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International
Limited, each of which is a separate and independent legal entity.